Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES THREE-FOR-TWO STOCK SPLIT, REGULAR QUARTERLY AND SPECIAL CASH DIVIDEND

ATLANTA, GEORGIA, October 27, 2020: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company announced today that the Board of Directors has approved a three-for-two stock split of the Company’s common shares.

The split will be affected by issuing one additional share of common stock for every two shares of common stock held. The additional shares will be distributed on December 10, 2020, to stockholders of record at the close of business on November 10, 2020. Fractional share amounts resulting from the split will be paid to shareholders in cash.

In addition, the Company declared a regular quarterly cash dividend on its common stock of $0.08 per share plus a special year-end dividend of $0.13 per share both payable December 10, 2020 to stockholders of record at the close of business November 10, 2020. Dividends will be paid on pre-split shares.

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.